Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Airspan Networks Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share(3)	Other	5,643,450	$0.492	$2,776,578	$0.0001102	$305.98
	Total Offering Amounts				$2,776,578		$305.98
	Total Fee Offsets						—
	Net Fee Due						$305.98

(1)	Also covers an indeterminate number of additional shares of common stock, par value $0.0001 per share (the “common stock”), of Airspan Networks Holdings Inc. (the “Registrant”) that may be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and 457(c). The proposed maximum offering price per share is $0.492, which is the average of the high and low prices of shares of common stock on the NYSE American LLC on May 10, 2023.
(3)	Represents shares of common stock issuable pursuant to the Airspan Networks Holdings Inc. Amended and Restated 2021 Stock Incentive Plan.